410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Board of Directors Declares Quarterly Dividends

CHICAGO—(October 14, 2021)—The Board of Directors of Oil-Dri Corporation of America (NYSE: ODC) yesterday declared quarterly cash dividends of $0.27 per share of the Company’s Common Stock and $0.2025 per share of the Company’s Class B Stock.

The dividends declared will be payable on November 26, 2021 to stockholders of record at the close of business on November 12, 2021. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for eighteen consecutive years.

Oil-Dri expects to release earnings for its first quarter of fiscal 2022 after the close of the U.S. stock market on Tuesday, December 7, 2021.

Due to the ongoing public health concerns related to the coronavirus (COVID-19) pandemic, Oil-Dri will host its first quarter fiscal 2022 earnings discussion and its Annual Meeting of Stockholders virtually via a live webcast on Wednesday, December 8, 2021 at 9:30 am Central Time. The record date for voting eligibility at the Annual Meeting was Monday, October 11, 2021.

Participation details will be communicated via web alert approximately one week prior to the webcast and posted on our website’s Events page.

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Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the Company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With 80 years of experience, the Company continues to fulfill its mission to Create Value from Sorbent Minerals. To learn more about the Company, visit oildri.com.

Category: Dividends
Company News

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515